                                  SCHEDULE 14A
                                 (RULE 14A-101)
                         INFORMATION REQUIRED IN PROXY
                                   STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT               FILED BY A PARTY OTHER THAN THE REGISTRANT

Check the appropriate box:
| | Preliminary Proxy Statement
|X| Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to 240, 14a-11(c) or 240, 14a-12

                             BOSTON EDISON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             BOSTON EDISON COMPANY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
|X| $125 per Exchange Act Rules Q-11 (c) (1) (ii), 14a-6(i)(1), or 14a-6(i)(2).
| | $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
| | Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:
         (2)  Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4)  Proposed maximum aggregate value of transaction:

         | | Check box if any or part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

                             BOSTON EDISON COMPANY
                800 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02199

                     NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                          TO BE HELD ON APRIL 22, 1994


To the Holders of Common Stock:

         The Annual Meeting of Stockholders of Boston Edison Company (the "Company") will be held at the Sheraton Boston Hotel & Towers, Prudential Center, Boston, Massachusetts, on Friday, April 22, 1994 at 11:00 a.m., for the following purposes:

         1. To elect five Class III directors to serve until the 1997 Annual Meeting.

         2. To vote upon a proposal to amend the Articles of Organization of the Company to increase by 500,000 the number of shares of Cumulative Preferred Stock, having a par value of $100, which the Company is authorized to issue.

         3. To vote upon a proposal to amend the Articles of Organization of the Company to authorize the issuance of reacquired shares of Cumulative Preferred Stock.

         4. To vote upon a proposal to restate the Articles of Organization of the Company to consolidate the present fifteen amendments to the Articles of Organization and the amendments contemplated in Proposals Nos. 2 and 3 hereof into a single document and to delete provisions which are no longer operative.

         5. To vote upon a stockholder proposal recommending the immediate shutdown and retirement of the Company's nuclear unit, which the Board of Directors opposes, if the proposal is presented at the meeting.

         6.      To transact any other business which may properly come before
                 the   Annual Meeting or any adjournment thereof.

         Further information as to the matters to be considered and acted on at the Annual Meeting will be found in the Proxy Statement enclosed herewith.

         The close of business on February 28, 1994 has been fixed as the record date for the determination of holders of the Company's Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE THE VOTE IS TAKEN BY DELIVERING TO THE CLERK OF THE COMPANY A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE OR BY ORAL REVOCATION IN PERSON TO THE CLERK OF THE COMPANY AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors,


                                             Theodora S. Convisser
                                                   Clerk

Boston, Massachusetts
March 17, 1994

                             BOSTON EDISON COMPANY
                800 Boylston Street, Boston, Massachusetts 02199
                                 (617) 424-2000


                                PROXY STATEMENT

         This Proxy Statement, the accompanying proxy and Annual Report to stockholders for the year 1993 containing financial statements are being mailed to stockholders beginning March 17, 1994. They are furnished in connection with the solicitation of proxies by the Board of Directors of Boston Edison Company to be voted at the Annual Meeting of Stockh olders of the Company to be held on April 22, 1994 for the purposes set forth in the foregoing Notice.

         The accompanying proxy, if properly executed and delivered by a stockholder entitled to vote, will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by the signer delivering to the Clerk of the Company a written revocation or a proxy bearing a later date or by oral revocation in perso n to the Clerk of the Company at the Annual Meeting. If choices are not specified on the accompanying proxy, the shares will be voted for the election of all of the nominees for director specified below, FOR Proposals Nos. 2, 3 and 4 and against Proposal No. 5.

         All the costs of preparing, assembling and mailing the material enclosed and any additional material which may be sent in connection with the solicitation of the enclosed proxies will be paid by the Company, and no part thereof will be paid directly or indirectly by any other person.

         The Company has retained The First National Bank of Boston to assist in the solicitation of proxies at a fee of $7,800, plus usual and customary expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the meeting but no additional compensation will be paid them for the time so employed and the cost of such additional solicitation will be nominal. The Company will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Stock.

         On February 28, 1994, there were issued and outstanding 45,212,568 shares ($1 par value per share) of Common Stock of the Company. Only common stockholders of record at the close of business on that date shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof, and those entitled to vote will have one vote for each share held. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of the Company.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES AND INCUMBENT DIRECTORS

         Pursuant to the Company's Bylaws, the Board of Directors has fixed the number of directors at 14 members. The Company's Restated Articles of Organization, as amended, provides for the classification of the Board of Directors into three classes serving staggered three-year terms. The five persons named below have been nominated by the Board of Directors for election as Class III directors for a term expiring at the 1997 Annual Meeting and until their successors are duly chosen and qualified. The remaining nine directors will continue to serve as set forth below, with the five Class I directors having terms expiring in 1995 and the four Class II directors having terms expiring in 1996. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the directors may in their discretion determine. Charles
A. Zraket, who has served on the Company's Board of Directors since 1989, will be retiring from the Board at the Annual Meeting pursuant to the Board's director retirement policy described below.

         The Board of Directors has adopted the following director retirement policy. Directors who are employees of the Company, with the exception of the chief executive officer, retire from the Board when they retire from employment with the Company. Directors who are not employees of the Company or who have served as chief executive officer retire from the Board at the Annual Meeting of Stockholders following their seventieth birthday.

         The Board of Directors, which held eight regular meetings and two special meetings during 1993, has an Executive Committee, an Audit, Finance and Risk Management Committee, an Executive Personnel Committee, a Nuclear Oversight Committee, a Capital Investment Committee and a Pricing Committee. During 1993 the Executive Committee, which is authorized to exercise in the intervals between Board meetings those powers of the Board which can be delegated and to act as a nominating committee, met five times. The Audit, Finance and Risk Management Committee, the responsibilities of which include recommendations as to the selection of independent auditors, review of the scope of the independent audit, annual financial statements, internal audit reports, and financial and accounting controls and procedures, and review of the Company's financial requirements, insurance coverages, and legal compliance programs, met three times. The Executive Personnel Committee, which is responsible for reviewing officer and director compensation arrangements, executive officer personnel planning and performance, certain benefit programs, and the Company's human resources policies, met three times. The Nuclear Oversight Committee, which oversees the Company's nuclear operations, met four times. The Capital Investment Committee, which provides external oversight of the Company's plans for capital improvements and reviews investments in related businesses, met three times. The Pricing Committee, which is authorized to approve the terms of the Company's debt and equity offerings, met four times. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

         The names of the nominees as Class III directors and the incumbent Class I and Class II directors and certain information concerning them are shown in the following table:

             NOMINEES  AS CLASS III DIRECTORS - TERMS EXPIRING 1997

                                                   PRINCIPAL OCCUPATION (1)
  NOMINEE                                          AND DIRECTORSHIPS
  -------                                          ------------------
Gary L. Countryman         Chairman of the Board (since 1991) and Chief
 Age: 54                    Executive Officer, formerly President (1986-1992),
 Director since: 1986       Liberty Mutual Insurance Company, and Chairman and
 Member: Executive          Chief Executive Officer, Liberty Life Assurance
  Personnel and             Company of Boston
  Capital Investment       Directorships:  Liberty Mutual Insurance Company,
  Committees                Liberty Mutual Fire Insurance Company, Liberty Life
                            Assurance Company of Boston, Bank of Boston
                            Corporation, The First National Bank of Boston,
                            The Neiman-Marcus Group, Inc.

George W. Davis            Executive Vice President (since 1992), formerly
 Age: 60                    Senior Vice President (1990-1991) and Vice
 Director since:  1992      President (1989-1990), Boston Edison Company,
                            Vice Admiral (ret.) U.S. Navy and former Commander
                            Naval Surface Force, Pacific (1985-1988)

Thomas G. Dignan, Jr.(2)   Partner, Ropes & Gray (Law Firm)
 Age: 53
 Director since: 1983
 Member: Executive,
  Nuclear Oversight and
  Capital Investment
  Committees

Herbert Roth, Jr.          Former Chairman of the Board (1978-1985) and Chief
 Age: 65                    Executive Officer (1968-1985), LFE Corporation
 Director since: 1978       (Traffic and IndustrialProcess Control Systems)
 Member: Capital           Directorships/Trusteeships:  Landauer, Inc.,
  Investment and            Tech/Ops Sevcon, Inc., Phoenix Home Life Mutual
  Nuclear Oversight         Insurance Company, Phoenix Series Fund, Phoenix
  Committees                Total Return Fund, Inc., Phoenix Multi-Portfolio
                            Fund, The Big Edge Series Fund, Mark IV Industries, Key
                            Energy Group, Inc.

                                                   PRINCIPAL OCCUPATION (1)
   NOMINEE                                         AND DIRECTORSHIPS
   -------                                         ------------------
Stephen J. Sweeney         Former Chairman of the Board (1986-1992) and
 Age: 65                    Chief Executive Officer (1984-1990), Boston
 Director since: 1983       Edison Company
 Member: Capital           Directorships:  Selecterm, Inc., Liberty Mutual
  Investment and            Insurance Company, Liberty Mutual Fire Insurance
  Nuclear Oversight         Company, Liberty Life Assurance Company of
  Committees                Boston, Uno Restaurant Corporation

               INCUMBENT CLASS I DIRECTORS - TERMS EXPIRING 1995

                                                   PRINCIPAL OCCUPATION (1)
  DIRECTOR                                           AND DIRECTORSHIPS
  --------                                         -----------------------
Nelson S. Gifford          Former Vice Chairman (1990-1991), Avery Dennison
 Age:  63                   Corporation (Pressure-Sensitive Adhesives and
 Director since:  1981      Materials, Office Products, Product
 Member:  Audit, Finance    Identification and Control Systems, and Specialty
 and Risk Management        Chemicals), formerly Chairman (1986-1990) and
 and Capital Investment     Chief Executive Officer (1975-1990), Dennison
 Committees                 Manufacturing Company (Stationery Products, Systems
                            and Packaging)
                           Directorships:  John Hancock Mutual Life Insurance
                            Company, Reed and Barton, J. M. Huber Corp., Nypro Inc.

Kenneth I. Guscott         General Partner, Long Bay Management Company (Real
 Age: 68                    Estate Development)
 Director since: 1973      Directorships:  Phoenix Home Life Mutual Insurance
 Member:  Executive         Company
 and Nuclear Oversight
 Committees

Matina S. Horner           Executive Vice President (since 1989), Teachers Insurance and
 Age: 54                     Annuity Association/College Retirement Equities Fund,
 Director since: 1988        formerly President (1972-1989), Radcliffe College
 Member: Audit, Finance    Directorships: The Neiman-Marcus Group, Inc.
 and Risk Management,
 Executive and Pricing
 Committees

Bernard W. Reznicek        Chairman (since 1992) and Chief Executive Officer (since 1990),
 Age: 57                     formerly President (1987-1992) and Chief Operating Officer
 Director since: 1987        (1987-1990), Boston Edison Company
 Member:  Executive and    Directorships:  Guarantee Mutual Life Company, State Street
     Pricing Committees      Boston Corporation, State Street Bank and Trust Company

Paul E. Tsongas            Partner (1985-1989 and 1991 to present), formerly Of Counsel
 Age: 53                     (1989-1991), Foley, Hoag & Eliot (Law Firm), Former Chairman,
 Director since: 1985        Commonwealth of Massachusetts Board of Regents of Higher
 Member:  Audit, Finance     Education (1989-1991), former United States Senator from
  and Risk Management,       Massachusetts (1979-1985)
  Executive Personnel and  Directorships:  Wang Laboratories, Shawmut Bank, N.A.,
  Pricing Committees         M/A-COM,  Inc., Fibretek Inc., Tecogen, Inc., Northeast Energy

               INCUMBENT CLASS II DIRECTORS - TERMS EXPIRING 1996

                                                   PRINCIPAL OCCUPATION (1)
  DIRECTOR                                           AND DIRECTORSHIPS
  --------                                         -----------------------
William F. Connell         Chairman and Chief Executive Officer, Connell Limited Partnership
 Age: 55                     (Metals Recycling and Processing and Industrial Production)
 Director since: 1987      Directorships:  Connell Industries, Inc.,  Teksid Aluminum
 Member:  Executive          Foundry, Inc., Arthur D. Little, Inc., Harcourt General, Inc.,
 and Executive               Bank of Boston Corporation, The First National Bank of Boston,
 Personnel Committees        North American Mortgage Company

Charles K. Gifford         President (since 1989), formerly Vice Chairman (1987-1989), Bank
 Age: 51                     of Boston Corporation (Bank Holding Company) and The
 Director since: 1990        First National Bank of Boston
 Member:  Audit, Finance   Directorships:  Bank of Boston Corporation, The First National
 and Risk Management,        Bank of Boston, Massachusetts Mutual Life Insurance Company,
 Executive Personnel and     Massachusetts Minority Enterprise Investment Corporation
 Pricing Committees

Thomas J. May              President and Chief Operating Officer (since 1993),
 Age: 46                     formerly Executive Vice President (1990-1993) and
 Director since:  1991       Senior Vice President (1987-1990), Boston Edison
 Member:  Executive and      Company
 Pricing Committee

Sherry H. Penney           Chancellor, University of  Massachusetts at Boston,
 Age: 56                   Directorships:  Various educational, civic and
 Director since: 1990        cultural organizations
 Member:  Audit, Finance
 and Risk Management
 and Executive Personnel
 Committees

(1) Except as otherwise noted, each nominee and incumbent director has held the position indicated for the last five years.
(2)  During 1993 the Company paid legal fees to the firm of Ropes & Gray.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the number of shares of the Company's Common Stock, $1.00 par value, beneficially owned as of January 31, 1994 by each director and nominee, each of the executive officers named in the Compensation Tables, and the directors and executive officers of the Company as a group. None of the individual or collective holdin gs listed below exceeds 1% of the Company's outstanding Common Stock. Except as indicated below, all of the shares listed are held by the persons named with both sole voting power and sole investment power. No member of the group is the beneficial owner of the Company's preferred stock.

                                                       NUMBER OF
                                                     COMMON SHARES
     NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED
     ------------------------                      ------------------
         William F. Connell                                 1,059
         Gary L. Countryman                                   859
         Cameron H. Daley                                   2,891
         George W. Davis                                    1,969
         Thomas G. Dignan, Jr.                              1,166
         Charles K. Gifford                                   924
         Nelson S. Gifford                                  1,458
         Kenneth I. Guscott                                 1,430
         Matina S. Horner                                     859
         Thomas J. May                                      7,055 (1)
         Sherry H. Penney                                     909
         Charles E. Peters, Jr.                             1,687
         Bernard W. Reznicek                               11,537 (1)
         Herbert Roth, Jr.                                  3,400
         Stephen J. Sweeney                                 4,338 (2)
         Paul E. Tsongas                                    1,067
         Charles A. Zraket                                    859
         All directors and  executive officers as a        56,893 (1)
         group, including those named above (25 persons)

         (1) The following shares are held in the Company's Deferred Compensation Trust on account of deferrals by the following participants under the Company's Deferred Compensation Plan:
                 Mr. Reznicek, 4,747 shares; Mr. May, 2,821 shares; and all executive officers as a group, 10,466 shares.
                 Participants in the Plan may instruct the trustee to vote shares of Company common stock held in the trust in accordance with their allocable share of such deferrals, but have no
                 dispositive power with respect to shares    held in the trust.

         (2) 3,517 of Mr. Sweeney's 4,338 shares are held in a charitable annuity remainder trust, of which he, as a co-trustee of the trust, shares dispositive and voting power with respect to the shares.


                      DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

   Each director who is not an employee of the Company receives an annual Board retainer of $10,000 and 200 shares of the Company's Common Stock pursuant to the Company's 1991 Director Stock Plan. Each such director who is a member of the Executive Committee receives an additional annual Committee retainer of $4,000. With the exception of the Pricing Committee, the members of which receive no retainer, each of the chairmen of the other Board committees receives an annual Committee retainer of $4,000 and the other members of those committees receive an annual Committee retainer of $2,750. Each director who is not an employee of the Company receives $1,000 for attendance in person at each meeting of the Board or a committee and $500 for participating in such a meeting by telephone. Directors may elect to defer part or all of their directors' fees pursuant to the Company's Deferred Fee Plan. Each director who is not otherwise eligible for any Company pension or retirement benefit is entitled to an annual amount, equal to the cash component of the annual Board retainer plus twice the retainer received by a member of a committee other than the Executive Committee, for a period of years equal to his or her service on the Board of Directors, such payments to commence upon the director's date of death in office, resignation or retirement.

                  REPORT OF THE EXECUTIVE PERSONNEL COMMITTEE

   Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its executive officers, including the Company's Chief Executive Officer and four other most highly compensated executive officers (the "named executive officers"). The disclosure requirements for the named executive officers include the use of tables summarizing total compensation and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals for the prior year. In fulfillment of this requirement, the Executive Personnel Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

THE EXECUTIVE PERSONNEL COMMITTEE

   The Company's executive compensation program is administered by the Executive Personnel Committee, a committee of the Board of Directors composed of the five non-employee directors listed below this report. None of these non-employee directors has any interlocking or other relationships with the Company that would require disclosure by the Securities and Exchange Commission. All decisions of the Executive Personnel Committee regarding the compensation of the named executive officers are subject to the approval of the non-employee directors of the Company, none of whom are eligible to participate in the incentive plans described below.

COMPENSATION PHILOSOPHY

   The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive with national utilities, and to incent excellent performance by providing executives with the opportunity to earn additional remuneration under the annual and long-term incentive plans. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations, to provide savings for customers and to create value for stockholders.

COMPONENTS OF COMPENSATION

   Compensation paid to the named executive officers, as reflected in the following tables, consists of three primary elements: base salary, amounts paid under the Company's Executive Annual Incentive Compensation Plan, and shares of the Company's Common Stock awarded under the Company's Performance Share Plan. The Company compares its compensation levels against other electric utility companies which subscribe to a similar total compensation strategy, that is a policy which provides for base salary as well as the potential for annual and long-term incentive awards. The Company's strategy is to establish base salaries at the 60th percentile for those electric utilities which possess the same total compensation strategy, and to establish potential total compensation (base salary, annual and long-term incentives) at the 75th percentile for extraordinary performance.

   During 1993, the Committee extensively reviewed data collected by nationally recognized compensation experts as well as by the Company's Human Resources group to determine whether the Company was meeting its compensation strategy. The review evaluated base salary and annual and long-term incentives for nearly all publicly traded electric utilitie s possessing a similar total compensation strategy. The data demonstrated that the Company was in conformance with its compensation strategy to the satisfaction of the Committee.

   The review further examined the design of the annual and long-term plans against the executive incentive plans provided by nearly all publicly traded electric utilities. The purpose of the study was to determine if the Company's incentive plans were consistent with industry practice regarding such features as performance measures and target award levels. While the review indicated performance measures for both the

Company's annual and long-term plans to be appropriate and consistent with practice within the electric utility industry, it showed most long-term plans to place greater weight on capital appreciation. The Committee therefore adopted management's recommendation to modify the weighting between the shareholder and customer measures of the long-term plan, starting with the 1993-1995 plan cycle, from 50% for each measure to 75% for the shareholder measure and 25% for the customer measure (further discussion of the shareholder and customer measures is included under "Long-Term Compensation" below). The review further indicated the target award levels for the long-term plan to be appropriate and consistent with practice within the electric utility industry, but somewhat high in the annual plan for positions at the Senior Vice President level and below. The Committee therefore adopted management's recommendation to reduce the target award levels in the annual plan for positions at the Senior Vice President level and below by approximately 25% over two years.

        Executive officer compensation in 1993 was not impacted by new Section 162(m) of the Internal Revenue Code because compensation levels were below the $1 million threshold established by that statute. The Committee intends to consider the impact of Section 162(m) in establishing compensation levels in the future to the extent it may become applicable.

ANNUAL INCENTIVE

        The Company's annual incentive payments, reported in the fourth column of the Summary Compensation Table below, are based on both corporate and unit performance objectives which are derived from the corporate operating plan. Corporate performance objectives include a comparison of target to actual earnings per share from operations and achievement of unit performance objectives. The earnings per share objective reflects certain market, financial, and operating goals to be achieved and is approved by the Committee. Unit performance objectives include predetermined levels for operating and capital budgets, complement and overtime, and are approved by the Committee. The annual incentive plan awards for Messrs. Reznicek, May and Davis are based entirely on the Company's degree of achievement regarding the earnings per share objective. In 1993, earnings per share from operations was $2.28, which exceeded the target of $2.20. The annual incentive plan awards for Messrs. Daley and Peters are based equally on the earnings per share objective and their unit performance objectives. In 1993, the unit performance objectives for these two officers were achieved at the target level and approved by the Committee.

LONG-TERM COMPENSATION

        The purpose of the Performance Share Plan is to enhance corporate focus on the Company's business direction beyond the annual operating plan and to promote achievement of long-term corporate objectives which provide savings to create value for the stockholder and the customer. The potential award receivable under the Performance Share Plan at the end of a cycle is conditioned upon meeting two performance criteria, a stockholder measure and a customer measure. The stockholder criterion measures relative total return to the stockholder, which is defined as total dividends paid plus stock appreciation throughout the three-year performance period based on a comparison of the Company's common stock performance to that of the Goldman Sachs electric utility database, a group of approximately 80 companies. To reach the target award, Boston Edison must be within the top 30% of the industry as measured by the Goldman Sachs database; for the threshold award, the Company must be in the top 40%; and for the maximum award, the Company must be in the top 20%. During the 1991-1993 cycle (see the eighth column of the Summary Compensation Table below), Boston Edison's performance was in the top 20%. The customer measure requires Boston Edison to be within the top 35% of a peer group of 13 urban utilities (selected because they possess operations and customer characteristics similar to those of Boston Edison) in terms of having the lowest increase in residential customer price per kWh through the three-year period to reach target. The percentage required for threshold is 50% and for maximum is 20%. During the 1991-1993 cycle, the Company did not achieve the customer measure threshold level and the Plan participants did not qualify for the portion of the award attributable thereto. The two performance measures were equally weighted (50% each) when determining the final award. All awards under the Performance Share Plan are paid in shares of the Company's Common Stock.

OTHER PLANS

         At various times in the past, the Company has adopted certain broad-based employee benefit plans in which officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include retirement and life and health insurance plans, and a 401(k) savings plan which includes a Company matching contribution equal to the first six percent of pay contributed by the employee up to the maximum deductible 401(k) contribution allowed by the Internal Revenue Code. In addition, the Company has a deferred compensation plan in which officers and senior managers may elect to participate and a Key Executive Benefit Plan which allows participants to elect either supplementary retirement income for 15 years equal to 33% of final annual salary or retirement life insurance equal to three times base pay less $50,000.

MR. REZNICEK'S 1993 COMPENSATION

         The Executive Personnel Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy and criteria as set forth above. As with its other officers, the Company compares compensation levels for the Chief Executive Officer to those of other electric utility companies which maintain a similar total compensation strategy (see discussion above).

         Each year the Company approves the adjustment of salary ranges for the Chief Executive Officer and other corporate officers based on studies conducted by external executive compensation consultants and the Company's Human Resources group. In 1993, studies indicated officer base salary ranges to be less than the approved 60th percentile position to market. The Chief Executive Officer's base salary was increased by 11%, based on his and the Company's performance and his position within his salary range. When evaluating Mr. Reznicek's performance, key factors considered by the Committee included the Company's strong financial performance, Mr. Reznicek's oversight of cost control measures resulting in significant savings, and the Company's performance in exceeding target levels for critical components of its annual operating plan. The Committee did not assign specific weightings to these factors.

         Mr. Reznicek's annual incentive award, shown in the fourth column of the Summary Compensation Table below, was in conformance with the provisions of the Annual Incentive Plan as described above, and was based on the Company's surpassing of its target by achieving earnings per share from operations of $2.28 in 1993. This represented an earnings gr owth rate of 8.6%, which exceeded the Company's 1993 target growth rate of 4.8% and the expected industry earnings growth rate of 3.0%. Mr. Reznicek's long-term incentive award, shown in the eighth column of the Summary Compensation Table below, was also in conformance with the provisions of the Performance Share Plan and was based on the Company's performance under the shareholder and customer performance measures as described above.


                                        By the Executive Personnel Committee,


                                                   William F. Connell (Chairman)
                                                   Gary L. Countryman
                                                   Charles K. Gifford
                                                   Sherry H. Penney
                                                   Paul E. Tsongas

EXECUTIVE COMPENSATION  TABLES

        The following information is given regarding annual and long-term compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the years 1991, 1992 and 1993. In accordance with transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission (the "Commission"), amounts of Other Annual Compensation and All Other Compensation are reported for 1992 and 1993 only.

SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                            Annual Compensation                                     ------------------------
                        ------------------------------------                 Awards                   Payouts
        Name                                                     Other      -----------------------------------      All
        and                                                     Annual      Restricted                              Other
     Principal                                                  Compen-      Stock        Options/      LTIP        Compen-
     Position              Year          Salary       Bonus     sation(1)   Award(s)        SARs       Payouts     sation(2)
     ---------             ----          ------       -----     ---------   ----------    --------    ---------    ---------
Bernard W. Reznicek        1993          $435,000     $283,500  --            --            --        $131,250     $28,090
Chairman and               1992           398,333      240,625  $53,077       --            --         199,375      34,344
Chief Executive Officer    1991           370,417      140,000  --            --            --         168,750     --
Thomas J. May              1993           297,250      139,405  --            --            --          78,000      22,244
President and              1992           279,500      119,250  --            --            --         123,750      23,139
Chief Operating Officer    1991           267,292       72,800  --            --            --          85,000     --

George W. Davis            1993           289,750      139,405  --            --            --          31,500      16,221
Executive Vice President   1992           248,875      103,750  --            --            --          45,375      11,886
                           1991           153,816       29,400  --            --            --        --           --
Charles E. Peters, Jr.     1993           173,750       55,605  --            --            --          36,000       9,281
Senior Vice President      1992           164,958       54,000  --            --            --        -- 6,843
                           1991           114,051       21,600  --            --            --        --           --
Cameron H. Daley           1993           170,050       54,615  --            --            --          33,750       9,431
Senior Vice President      1992           162,167       53,213  --            --            --          75,075       7,021
                           1991           154,375       39,150  --            --            --          65,000     --

(1)      None of the named executive officers received amounts of other annual compensation in 1993 which would require disclosure pursuant to the
         Commission's rules.  In 1992, Mr. Reznicek's other annual compensation included a housing assistance allowance in the amount of $44,000; the  other named executive officers did not receive amounts which would  require disclosure.

(2)      Amounts in this column for 1993 are comprised as follows:  the
         Company's matching contribution under its 401(k) plan ($8,994, for  each of the named executive officers); that portion of earnings on  deferred compensation deemed by the Commission to be above-market (Mr.  Reznicek, $17,113; Mr. May,
         $12,551;  Mr. Davis, $5,449); and the  value attributable to the Key Executive
         Benefit Plan premium payment  in 1993 (Mr. Reznicek, $1,983; Mr. May, $699; Mr.
         Davis, $1,778; Mr.  Peters, $287; Mr. Daley, $487).  The Key Executive Benefit
         Plan  permits selected officers to elect either supplementary retirement income for 15 years equal to 33% of final annual salary or
retirement life insurance equal to three times base pay less $50,000.   Messrs.
Reznicek, May and Davis are entitled to a reduced benefit equal to 16.5% of annual salary at termination after five years of service with the Company and participation in the Plan, with an additional 3.3% of annual salary for each additional year of service, up to the maximum benefit upon termination after ten years of service. Mr. Daley is entitled to the maximum benefit upon retirement at or after age 60. Mr. Peters is entitled to the maximum benefit upon retirement at or after age 62 with twenty years of service and ten years of participation under the Plan.


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         The following table sets forth Performance Share awards potentially payable in 1996 based on performance during the three- year period from January
1, 1993 through December 31, 1995.

                                                         Estimated Future Payouts
                         Number of     Performance or  ----------------------------
                       Shares, Units    Other Period
                          or Other      Until Matura-        (1)      (1)       (1)
Name                     Rights (1)    tion or Payout  Threshold   Target   Maximum
- ----                   -------------   --------------  ---------   ------   -------
Bernard W. Reznicek        6,806        1993 - 1995      3,403      6,806    10,209
Thomas J. May              3,825        1993 - 1995      1,913      3,825     5,738
George W. Davis            3,825        1993 - 1995      1,913      3,825     5,738
Charles E. Peters, Jr.     1,697        1993 - 1995        848      1,697     2,546
Cameron H. Daley           1,669        1993 - 1995        835      1,669     2,504

(1) The first of these columns shows the estimated number of shares to be awarded if target performance is achieved, and the last three columns if threshold, target and maximum performance, respectively, are achieved, calculated with reference to the Company's closing Common Stock price on December 31, 1993.

PENSION PLAN TABLE
         The Company's pension plans generally provide, for employees who are not members of a collective bargaining unit, annual benefits upon retirement at age 65 (normal retirement) or thereafter, as shown on the following table, reduced by up to 50% of the employee's primary Social Security Benefit.

     Average                                 ANNUAL PENSION (2)
  Annual Base Pay                            ------------------
     Used for              10 Years of  20 Years of  30 Years of   40 Years of
Computing Pension (1)        Service      Service      Service      Service
- ---------------------      -----------  -----------  -----------   -----------
$100,000                      20,000      40,000       62,500        67,500
 150,000                      30,000      60,000       93,750       101,250
 200,000 (3)                  40,000      80,000      125,000       135,000
 250,000 (3)                  50,000     100,000      156,250       168,750
 300,000 (3)                  60,000     120,000      187,500       202,500
 350,000 (3)                  70,000     140,000      218,750       236,250
 400,000 (3)                  80,000     160,000      250,000       270,000
 450,000 (3)                  90,000     180,000      281,250       303,750
 500,000 (3)                 100,000     200,000      312,500       337,500

(1)      For purposes of determining benefits, average annual base pay is determined by averaging an employee's base pay for the thirty-six months of employment out of the employee's last ten years of employment which produces the highest average.  Certain employees may make employee contributions to the


         pension plan and receive additional pension benefits based on those contributions.

(2) The benefits set forth in the above table assume that the employee elects a straight life annuity. Federal law limits the annual benefits payable from qualified pension plans. Payments in excess of applicable limitations are made outside the qualified pension plan pursuant to the Company's excess benefit plan.

(3) Beginning in 1989, compensation taken into account under the qualified pension plan for any individual in any year was limited to $200,000, indexed annually by the Internal Revenue Service for cost of living increases. For 1993, the applicable limit was $235,840. Benefits based on compensation in excess of this limit are paid under the Company's excess benefit plan, which together with individual agreements may also provide for supplemental benefits in excess of limitations on benefits under the Company's qualified pension plan, as described above, or based on additional credit for service with other employers or other factors.

         Under the pension arrangements described above, the credited years of service through 1993 and the average annual base pay as of December 31, 1993 for the officers named in the compensation table above are as follows: Mr. Reznicek, 36 and $401,250; Mr. May, 18 and $281,347; Mr. Davis, 5 and $229,028; Mr. Peters, 2 and $166,605; Mr. Daley, 28 and $162,197.

                            STOCK PERFORMANCE GRAPH

        The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. In the 1993 Proxy Statement, the Board of Directors approved the use of the Goldman Sachs electric utility database(1), which consists of a simple average of approximately 80 companies, for purposes of this performance comparison. This index was chosen because it is the same index used for stock performance comparisons under the Company's Performance Share Plan described above. Revised Securities and Exchange Commission regulations issued after the Company's 1993 Annual Meeting now specify that the index used must be weighted according to the component companies' respective stock market capitalizations. Since the index produced by Goldman Sachs is not weighted as the Commission's regulations require, the Board of Directors has approved its replacement with the Edison Electric Industry 100 Index (EEI 100 Index), a recognized industry index of approximately 100 electric utility companies. The results produced by using the Goldman Sachs index are also shown below in accordance with the Commission's regulations and in order to permit comparisons to the data used in last year's performance graph. Pursuant to the Commission's regulations, the graph below depicts the investment of $100 at the commencement of the measurement period, with dividends reinvested.


(1) The following companies were included in the Goldman Sachs database for the years 1989-1993: Allegheny Power System, Inc., American Electric Power, Inc., Atlanta Energy, Inc., Baltimore Gas and Electric Co., Boston Edison Co., Carolina Power & Light Co., Centerior Energy Corp., Central & South West Corp., Central
         Louisiana Electric Co., Inc., Cilcorp, Inc., Cincinnati Gas & Electric Co., CIPSCO, Inc., CMS Energy Corp., Commonwealth Edison Co., Commonwealth Energy Systems, Consolidated Edison Co. of NY, Delmarva Power & Light Co., Detroit Edison Co., Dominion Resources, Inc.,
         DPL, Inc., DQE, Inc., Duke Power Co., Eastern Utilities Assoc., Entergy Corp., Florida Progress Corp., FPL Group, Inc., General Public tilities Corp., Gulf States Utilities Co., Hawaiian Electric Industries, Inc., Houston Industries, Inc., Idaho Power Co., Illinois ower Co., IPALCO Enterprises, Inc., Kansas City Power & Light Co., KU Energy Corp., Long Island Lighting Co., Minnesota Power, Montana Power Co., Nevada Power Co., New England Electric System, New York State Electric & Gas Corp., Niagara Mohawk Power Corp., NIPSCO Industries, Inc., Northeast Utilities, Northern States Power Co., Ohio Edison Co., Oklahoma Gas & Electric Co., Orange & Rockland Utilities, Inc., Pacific Gas & Electric Co., Pacificorp, PECO Energy Co. (Philadelphia Electric Co.), Pennsylvania Power & Light Co., Pinnacle West Capital Corp., Portland General Corp., Potomac Electric Power Corp., PSI Resources, Inc., Public Service Co. of Colorado, Public Service Co. of New Mexico, Public Service Enterprise Group, Puget Sound Power & Light Co., Rochester Gas and Electric Corp., San Diego Gas & Electric Co., SCANA Corp., SCEcorp., Sierra Pacific Resources, Southern Company, Southern Indiana Gas and Electric Co., Southwestern Public
         Service Co., TECO Energy Inc., Texas Utilities Co., Tucson Electric Power Co., Union Electric Co., Utilicorp United Inc., Wisconsin Energy Corp., Wisconsin Public Service Corp. and WPL Holdings, Inc.

                            STOCK PERFORMANCE GRAPH

INDEX:                    1989    1990     1991    1992     1993
- ------                    ----    ----     ----    ----     ----
Boston Edison             $135    $146     $196    $232     $266
S&P 500                    132     127      166     179      197
EEI 100 Index              130     132      170     182      199
Goldman Sachs              127     127      161     177      198

ANNUAL TOTAL RETURN:
- --------------------
Boston Edison           34.8%      8.4%      33.8%    18.8%     14.5%
S&P 500                 31.5%     (3.2%)     30.6%     7.6%     10.0%
EEI 100 Index           29.9%      1.3%      28.9%     7.3%      9.1%
Goldman Sachs           27.4%     (0.7%)     27.1%    10.0%     12.2%

             PROPOSAL NO. 2 - INCREASE IN AUTHORIZED CAPITAL STOCK

         The management and Board of Directors of the Company recommend that the stockholders adopt a proposal to amend the Restated Articles of Organization of the Company to increase the authorized capital stock of the Company by 500,000 additional shares of Cumulative Preferred Stock, having a par value of $100 per share. If the proposed increase is approved by the stockholders, the authorized Cumulative Preferred Stock of the Company would be 2,910,000 shares, of which six series consisting of 2,210,000 shares were issued and outstanding as of the date hereof.

         The additional shares of Cumulative Preferred Stock to be authorized by the proposed amendment could be issued by the Board of Directors from time to time without further stockholder action upon such terms and at such prices as the Board shall determine and as are approved by the Massachusettts Department of Public Utilities. There are no preempt ive rights to subscribe to any additional shares of Cumulative Preferred Stock.

         The Company has no agreement, understanding or plan for the issuance of any of the additional shares of Cumulative Preferred Stock to be authorized by the proposed amendment. Such additional shares may be issued and sold for cash from time to time as the needs of the Company's business require in either public or private offerings. Proceeds of any sale of any additional shares of the Cumulative Preferred Stock will be used for lawful corporate purposes, including among other things possible refunding of other series of the Company's Cumulative Preferred Stock or capital expenditures for extensions, additions and improvements to the property of the Company and the reduction or refunding of short-term indebtedness, including indebtedness incurred to finance such expenditures.

         The Company's estimate of plant expenditures for the period 1994 to 1998, which is subject to continuing review and adjustment, is currently approximately $850,000,000 (excluding nuclear fuel and allowances for funds used during construction). Funds generated internally are a major source of funding and repre-sented 74%, 90%, and 89% of plant expenditures in 1993, 1992 and 1991 respectively. It is expected that a significant percentage of future plant expenditures will be funded internally, provided that the Company's rate structure, which is cost-based, is adequate to cover increasing costs. It is anticipated that the balance of the Company's plant expenditures and its long-term debt maturities and sinking fund requirements (the latter two items aggregating $415,400,000 in the next five years) will be financed by the issuance of debt and equity securities.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

          PROPOSAL NO. 3 - ISSUANCE OF REACQUIRED SHARES OF CUMULATIVE
                           PREFERRED STOCK

         The management and Board of Directors of the Company recommend that the stockholders adopt a proposal to amend the Restated Articles of Organization to permit the restoration of outstanding shares of Cumulative Preferred Stock that are redeemed or otherwise reacquired by the Company to authorized but unissued status upon the vote of the Board of Directors.

         Pursuant to the Restated Articles of Organization of the Company, shares of Cumulative Preferred Stock redeemed by the Company are required to be cancelled and retired with no shares issued in place thereof. This provision has necessitated periodic common stockholder votes and the filing of a number of amendments to the Restated Articles of Organization to increase from time to time the number of shares of Cumulative Preferred Stock the Company is authorized to issue. The state filing fees associated with such amendments are significant. For example, the filing fee associated with the proposed amendment to increase the authorized Cumulative Preferred Stock by 500,000 shares as set forth in Proposal No. 2 is expected to be approximately $50,000. While Proposal No. 2 would authorize the issuance of 500,000 additional shares of Cumulative Preferred Stock, the proposed amendment to the Restated Articles of Organization authorizing the Board of Directors to elect to restore redeemed or otherwise reacquired shares to authorized but unissued status would, to the extent the Company had available for reissuance such reacquired shares, reduce the need to obtain stockholder approval for additional authorized shares and the necessity to file amendments to the Restated Articles of Organization, thereby reducing the significant fees and other costs associated with the filing of such amendments. If Proposal No. 3 is adopted, the reissuance of any previously reacquired shares by the Board of Directors would continue to be subject to the conditions and restrictions on the issuance of new shares set forth in the Restated Articles of Organization. See "Description of Cumulative Preferred Stock - Voting Rights" below. The proposed language of this amendment as it would appear in the form of the Second Restated Articles of Organization is set forth below:

        Shares of Cumulative Preferred Stock redeemed, purchased or otherwise acquired by the corporation may, in the discretion of the board of directors, be restored to the status of authorized but unissued shares of Cumulative Preferred Stock by vote of the board of directors, and may be reissued as shares of a new series of Cumulative Preferred Stock having terms determined by the board of directors, subject to the conditions and restrictions on issuance set forth herein.



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3


                   DESCRIPTION OF CUMULATIVE PREFERRED STOCK

         The Cumulative Preferred Stock, par value $100 per share, constitutes a class of capital stock which may be issued in series, and was created by a vote of the holders of Common Stock in 1956. Currently outstanding are the initial series, consisting of 180,000 shares of Cumulative Preferred Stock, 4.25% Series, issued in 1956; the second series, consisting of 250,000 shares of Cumulative Preferred Stock, 4.78% Series, issued in 1958; the third series, consisting of 480,000 shares of Cumulative Preferred Stock, 7.27% Series, 20,000 shares of which were redeemed in 1992, issued in 1987; the fourth Series, consisting of 500,000 shares of Cumulative Preferred Stock, 8.00% Series, issued in 1991; the fifth Series, consisting of 400,000 shares of Cumulative Preferred Stock, 8.25% Series, issued in 1992; and the sixth Series, consisting of 400,000 shares of Cumulative Preferred Stock, 7.75% Series, issued in 1993. Another Series, consisting of 400,000 shares of Cumulative Preferred Stock, 8.88% Series, was issued in 1970 and redeemed in 1993.

         Each series of Cumulative Preferred Stock may differ, as determined by the Board of Directors, from other series in certain respects, the principal differences being as follows: amount issued, the dividend rate, the date of the first dividend payment, the date from which dividends will be cumulative, redemption prices, sinking or purchase funds, amounts payable upon distribution of assets and conversion, participation and other special rights. Shares of preferred stock which are redeemed are cancelled and may not be reissued. See Proposal No. 3 above.

DIVIDENDS

         Holders of Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate fixed for each series, payable quarterly on the first days of February, May, August and November in each year, before any dividends are paid on the Common Stock or other junior stock. Dividends must be paid on all such shares if paid on the shares of any series and if full dividends are not declared payments must be made pro rata in proportion to the rate of dividend fixed for each series. After payment in full of all dividends accrued on Cumulative Preferred Stock, dividends on the Common Stock or other junior stock may be declared and paid as the Board of Directors may determine.

REDEMPTION PROVISIONS

The Cumulative Preferred Stock and any series thereof may be redeemed as a whole or in part at any time, by resolution of the Board of Directors, upon not less than thirty days' notice, at the applicable redemption prices therefor plus dividends accrued to the redemption date, except that if there are any dividend arrearages on any Cumulative Preferred Stock no part less than all of the Cumulative Preferred Stock may be redeemed or purchased.

LIQUIDATION

         Upon any liquidation, dissolution or winding up of the affairs of the Company or distribution of capital, the holders of Cumulative Preferred Stock are entitled to receive the full distributive amounts fixed for their particular series, plus dividends accrued to the date of distribution, before any distribution shall be made to holders of Common Stock or other junior stock. Distributions of assets on liquidation must be pro rata in proportion to the amount fixed for each series, if less than payment in full is all that the available assets will provide.

VOTING RIGHTS

         Holders of Common Stock have general voting rights, but holders of the Cumulative Preferred Stock, except as otherwise required by law, have only the voting rights set forth below.

         Whenever dividends on the Cumulative Preferred Stock shall have accrued and remain unpaid in an amount equal to six full quarterly dividends on any series, holders of the Cumulative Preferred Stock, voting as a class, will have the right to elect a majority of the Directors until all dividends in default thereon shall have been paid.

         Without the affirmative vote of holders of at least two-thirds of the outstanding Cumulative Preferred Stock, the Company shall not

         (a) change any provisions of the Cumulative Preferred Stock which would be substantially prejudicial to the holders thereof, except that, if such change is prejudicial to less than all series thereof, only the affirmative vote of holders of two-thirds of the series so affected shall be required; or

         (b) create any class of stock ranking prior to or on a parity with the Cumulative Preferred Stock in respect of either the payment of dividends or the distribution of assets.

         Without the affirmative vote of holders of at least a majority of the outstanding Cumulative Preferred Stock, the Company shall not

         (a) issue any additional shares of Cumulative Preferred Stock or of any class of stock ranking prior to or on a parity with the Cumulative Preferred Stock in respect of either the payment of dividends or the distribution of assets (except for the purpose of retiring stock ranking prior to the Cumulative
                 Preferred Stock or for the purpose of retiring Cumulative Preferred Stock or stock ranking on a parity therewith if the shares issued are only shares thereof or on a parity therewith) unless, after giving effect thereto,

                 (i) net income of the Company for any period of twelve months within the next preceding fifteen months (after adding back interest charges on funded debt of the Company deducted in the computation) shall have been at least equal to one and one-half (1 1/2) times the sum of the annual interest charges on funded debt of the Company to be outstanding at the date of such issue plus the annual dividend requirements on the Cumulative Preferred Stock and on any class of stock ranking prior to or on a parity with the Cumulative Preferred Stock in respect of either the payment of dividends or the distribution of assets which is to be outstanding at the date of such issue, including the shares to be issued but excluding any funded debt or shares of such prior or parity stock to be retired in connection with such issue; and

                 (ii) the aggregate amount of capital and paid-in premiums represented by the Common Stock and any other junior stock plus the earned surplus of the Company would be at least equal to the capital and paid-in premiums represented by the umulative Preferred Stock and all other stock ranking prior to or on a parity with the Cumulative Preferred Stock in espect of either the payment of dividends or the distribution of assets to be
                        outstanding after giving effect    to such issue but
                        excluding any such stock to be retired in connection therewith; or

         (b) merge into or consolidate with any other corporation or sell or transfer its assets as, or substantially as, an entirety, unless such merger, consolidation, sale or transfer shall have been required by order of the Massachusetts Department of Public Utilities or other regulatory authority of the Commonwealth of Massachusetts or of the United States having jurisdiction in the premises, or unless, in the case of such merger or consolidation, the Company shall tself be the successor corporation. The term "sale or transfer" includes a lease or exchange but does not include a mortgage or pledge.

PRE-EMPTIVE RIGHTS

         Holders of Cumulative Preferred Stock will not have pre-emptive rights in respect of additional issues of capital stock.


            PROPOSAL NO. 4 - RESTATEMENT OF ARTICLES OF ORGANIZATION

         In order that all the provisions of the Company's Restated Articles of Organization will be set forth in one document, the Board of Directors has voted to amend and restate the existing Restated Articles of Organization by adopting the Second Restated Articles of Organization and to recommend to the Company's stockholders the approval of such amendment and restatement. The Second Restated Articles of Organization makes no change to the existing Restated Articles of Organization other than to reflect the amendments specifically discussed in Proposals No. 2 and 3 and to eliminate certain provisions which are no longer operative. If either Proposal No. 2 or 3 is not approved by the stockholders, the relevant existing provisions of the Restated Articles of Organization will be retained without change in the Second Restated Articles of Organization. Because the Second Restated Articles of Organization makes no substantive changes in the Company's Restated Articles of Organization, the document is not set forth at length in this Proxy Statement. However, a copy of the text of the proposed restatement will be furnished without charge to any holder of Common Stock who requests it. Such requests should be directed to the Clerk, Boston Edison Company, 800 Boylston Street, Boston, MA 02199.

         The form of the Second Restated Articles of Organization, if adopted, will be filed with the Secretary of State of the Commonwealth of Massachusetts as soon as practical after the Annual Meeting, and the Second Restated Articles of Organization will become effective upon such filing.



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

                              STOCKHOLDER PROPOSAL

The following proposal is submitted by certain individual stockholders for the third consecutive year. It is their recommendation that the Board of Directors carry out the immediate shutdown of Pilgrim Nuclear Power Station. The Company urges stockholders to vote again AGAINST this proposal for the same reasons that they have defeated the proposal twice before. The Company believes that the proposal is not in the stockholders' best interests and could negatively impact their investment in the Company.

                                 PROPOSAL NO. 5

        Merle D. and Mary C. Ott, P.O. Box 1424, Duxbury, Massachusetts 02331 and Lilias Cingolani, P.O. Box 52, Kingston, Massachusetts 02364, holders of 330 shares of Common Stock of record, have submitted the following proposal:

         Last year, holders of $60 million worth of Edison stock supported our proposal to permanently retire a dangerous and endlessly consuming asset - the PILGRIM NUCLEAR POWER STATION. PILGRIM is a 20-year old, poorly designed nuclear plant with a history of management and equipment problems which continue unabated.

         CONSIDER THE FOLLOWING DEVELOPMENTS SINCE DECEMBER, 1992:

         -     SAFETY problems caused 9 UNPLANNED SHUTDOWNS.

         - The Nuclear Regulatory Commission documents 10 VIOLATIONS of the Company's operating license.

         -     Company appoints its 5th Vice President-Nuclear in 5 years.

         - Moody's ranks Edison with those nuclear utilities which have the most significant nuclear exposure and face the greatest potential impact on their credit. Moody's expresses concern about the ability of utilities in this category to adequately fund decommissioning expenses on an accelerated basis in case of a premature shutdown and other concerns, leading Moody's to state its belief that "given the risks and trends described..., the potential for negative rating developments is greater for these utilities..."

         - Company asks NRC for license amendment to dramatically increase on-site spent fuel inventory. Currently, PILGRIM has on-site, above ground, 1629 highly radioactive spent fuel rods stored in a facility designed for short-term storage of no more than 880 spent fuel rods.

         - After denying that plant's faulty water level instrumentation was a threat to public safety, Company later makes major modifications after NRC orders GE Boiling Water Reactor (BWR) Owners to fix device.

         - NRC advises Company and other BWR plant owners to inspect their facilities for reactor vessel core shroud cracking after cracks are discovered for the first time in the US at a North Carolina GE Mark I plant. Company refuses to take action until 1995.

         - Moody's shows PILGRIM's power generation during plant's 20-year lifetime to be only 47.4% of capacity, the lowest of all nuclear utilities ranked. Given Company's past record, we expect continuing unplanned shutdowns to portend low capacity in the future at higher and higher costs.

         - After Company spends $4 million on major turbine overhaul in April, 1993, the media reports that GE refused to certify the Plant's turbines due to cracking. Company originally denies charges, later acknowledges them.

         - NRC internal document says PILGRIM's turbine deck is "orientated unfavorably with respect to the reactor building", and also says GE estimates turbine could break apart in 18 months. Robert Pollard, chief nuclear safety engineer for the Union of Concerned Scientists, says, if Edison's turbine "comes apart, it would hurl metal at speeds of hundreds of miles per hour directly at the reactor building, control room and spent fuel pool".

         - Massachusetts Senators write NRC to justify its schedule for correcting "two significant safety concerns" at PILGRIM. Despite Board appropriation of $27 million to replace cracked low pressure turbines, Company won't schedule these repairs until 1995.

   Based on the foregoing, we urge you to vote FOR the following resolution:

               RESOLVED, THAT THE STOCKHOLDERS DO HEREBY RECOMMEND THAT THE BOARD OF DIRECTORS CARRY OUT THE IMMEDIATE SHUTDOWN OF THE PILGRIM NUCLEAR POWER STATION AND ARRANGE FOR ITS ORDERLY RETIREMENT.

                                COMPANY RESPONSE

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 5.

         The Company believes that this proposal is not in the best interests of the Company or its stockholders. The Company strongly disagrees with the proponents' conclusions with respect to the operations of Pilgrim Nuclear Power Station for the following reasons:

         - This proposal is presented by stockholders holding only 330 shares of the Company's common stock, valued at under $10,000, whom the Company believes are not acting in the best interests of long-term stockholders of the Company. This is the third year that this same proposal has been submitted by these same stockholders.

                Each year this proposal has been soundly defeated.


         - The Company believes that the descriptions and characterizations of various events contained in the proposal do not accurately reflect the actual safety significance, or lack thereof, of the various occurrences.

         - The Company is committed to the safe and efficient operation of Pilgrim Station and would not be allowed to operate the plant otherwise by the Nuclear Regulatory Commission. In 1993 the NRC rated the plant's most recent operations as its best ever, giving it a Systematic Assessment of Licensee Performance (SALP) average rating of 1.43. This is the fourth improvement since 1987 which the plant has received in the NRC's most critical evaluation of plant operations and places the plant's rating better than the industry average.

         - Many of the events cited in the stockholder proposal reflect normal plant operating activities which do not pose a threat to the health or safety of the public either individually or in the aggregate. The NRC, which closely monitored and reviewed the Company's response to each of the events identified in the proposal, has the authority to require the immediate shutdown of Pilgrim Station if it determines that the health or safety of the public is at risk.

         - Operations at the plant continue to improve, as demonstrated by management's completion in 1993 of the plant's shortest refueling outage ever in 57 days, which surpassed the previous record by some 50 days.

         - The risk to stockholder investment in the Company and potential dividend return posed by closure of the plant is immense, with one-third of the Company's assets represented by its investment in this facility.

THE COMPANY HAS AN OBLIGATION TO ITS STOCKHOLDERS TO PROTECT THEIR INVESTMENT AND MAINTAIN THEIR CONFIDENCE IN THE COMPANY, AND TO ITS CUSTOMERS TO PROVIDE SAFE AND RELIABLE ENERGY BY CONTINUING TO OPERATE PILGRIM STATION FULLY AND SAFELY UNTIL THE END OF ITS USEFUL LIFE. FOR THESE REASONS, THE COMPANY'S MANAGEMENT AND BOARD OF DIRECTORS STRONGLY RECOMMEND A VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

         VOTING PROCEDURES. Consistent with state law and under the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as e lection inspectors for the meeting.

        Directors will be elected by a plurality of the votes properly cast at the meeting. Proposals Nos. 2 and 4 require the affirmative vote of a majority of the common shares outstanding. Proposal No. 3 requires the affirmative vote of two-thirds of the common shares outstanding. A majority of the votes properly cast on the matter are necessary for approval of Proposal No. 5.

         The election inspectors will count the total number of votes cast "for" approval of Proposals Nos. 2, 3, 4, and 5 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. For purposes of Proposals Nos. 2, 3 and 4, abstentions and broker non-votes have the effect of a vote cast against such proposals, but neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposals Nos. 1 and 5.

         ADJOURNMENT OF MEETING. If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

         AUDITORS. Representatives of Coopers & Lybrand, the Company's auditors, will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will be available to respond to appropriate questions of the Company's stockholders.

         OTHER BUSINESS. The management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

         STOCKHOLDER PROPOSALS. Any proposal to be presented at the Annual Meeting of Stockholders to be held in April 1995 must be received at the Company's principal executive offices no later than November 18, 1994.

         STOCKHOLDER NOMINATIONS OF DIRECTORS. The Board of Directors will consider nominations of candidates for election as directors from stockholders which are submitted in accordance with the procedures set forth in Section 3.1 of the Company's Bylaws. In general, these procedures require that stockholder nominations must be submitted to the Clerk of the Company in writing not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the person to be nominated and the stockholder submitting the nomination and the consent of the nominee to serve as director if so elected.

         THE GREATER PART OF THE STOCK OF THE COMPANY IS WIDELY DISTRIBUTED IN SMALL LOTS. IT IS IMPORTANT, THEREFORE, IN ORDER TO SECURE REPRESENTATION AT THE ANNUAL MEETING OF THE NUMBER OF SHARES NECESSARY TO TAKE ACTION, THAT ALL STOCKHOLDERS WHO CANNOT BE PRESENT IN PERSON, HOWEVER SMALL THEIR HOLDINGS, FILL IN, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY TO THE FIRST NATIONAL BANK OF BOSTON, P.O. BOX 1850, BOSTON, MASSACHUSETTS 02105. A STAMPED ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

         STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND, PLEASE NOTIFY THE CLERK OF THE COMPANY AT 800 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02199.

                                     PROXY

                             BOSTON EDISON COMPANY

                   PROXY FOR ANNUAL MEETING ON APRIL 22,1994

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoint Sherry H. Penney, Bernard W. Reznicek and Herbert Roth, Jr., and each of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Meeting of Stockholders of Boston Edison Company to be held on April 22,1994 and any adjournments thereof.

         The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to a proposal, the proxies shall vote FOR the election of all the nominees for director and proposals 2,3 and 4 and AGAINST Proposal No. 5. The proxies may vote in their discretion on any other matter which may properly come before the meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated March 17,1994 and the related Proxy Statement.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                SEE REVERSE SIDE

[x] PLEASE MARK VOTES AS IN THIS EXAMPLE.

PLEASE DO NOT MARK ANY BOXES IF VOTING WITH MANAGEMENT

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, AND 4.

1.    Election of Directors
Nominees: Gary L. Countryman, George W. Davis, Thomas G. Dignan, Jr., Herbert Roth, Jr., Stephen J. Sweeney
                                                    FOR      WITHHELD
                                                    [ ]         [ ]

For all nominees except as noted above


2.    Increase number of shares                FOR      AGAINST    ABSTAIN
      of authorized Preferred Stock.           [ ]        [ ]        [ ]

3.    Authorize Issuance of reacquired         [ ]        [ ]        [ ]
      shares of Preferred Stock.

4.    Restate Articles of Organization.        [ ]        [ ]        [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.


5.    Stockholder proposal recommending        FOR      AGAINST    ABSTAIN
      the immediate shutdown and retirement    [ ]        [ ]        [ ]
      of the Company's nuclear unit.

MARK HERE FOR ADDRESS CHANGE    [ ]
AND NOTE AT LEFT

Please sign name exactly as it appears hereon.

Signature:                                          Date
           ---------------------------------------       --------------------

Signature:                                          Date
           ---------------------------------------       --------------------

When signing as attorney, agent, guardian, executor, administrator, trustee or the like, please give your full title as such.